Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PACIFIC ETHANOL, INC.

a Delaware corporation

PACIFIC ETHANOL, INC. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is PACIFIC ETHANOL, INC.

2. That the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 2005 (the “Original Certificate”). The following were subsequently filed:  (i) Certificate of Designations, Powers, Preferences, Rights of the Series A Cumulative Redeemable Convertible Preferred Stock filed with the Secretary of State of Delaware on April 12, 2006, and (ii) Certificate of Designations, Powers, Preferences, Rights of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on April 2, 2008 (collectively, the Original Certificate with the subsequently filed certificates shall be referred to as the “Certificate of Incorporation”).

3. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of the FOURTH Article thereof and by substituting in lieu of said paragraph the following new paragraph:

The corporation is authorized to issue one class of capital stock to be designated “common stock” and another class of capital stock to be designated “Preferred Stock.” The total number of shares of common stock that the corporation is authorized to issue is three hundred million (300,000,000), with a par value of $.001 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is ten million (10,000,000), with a par value of $.001 per share.

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this 3rd day of June, 2010.

/s/ NEIL M. KOEHLER
Neil M. Koehler, President